EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Reports Voting Results, Option Grants and Management Change

Coeur d’Alene, Idaho – March 25, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) today reported the results of voting on proposals tabled at its Annual Meeting held on March 21, 2011.  All nominees for director were elected; the proposal for the advisory vote on the compensation of named executive officers and the proposal to ratify the appointment of the Company’s Independent Registered Public Accounting Firm for the 2011 fiscal year were approved.  In relation to the proposal on the frequency of future advisory votes on the compensation of named executive officers, the frequency of every 3 years received the most votes, and therefore is the advisory recommendation of the shareholders of the Company.

Timberline also announced that it has granted a total of 765,000 options to directors, officers, employees and a consultant of the Company pursuant to its incentive stock option plan.  The options have an exercise price equal to the fair market value of the stock at the time of the grant of US$1.05 per share, vesting immediately, and have a term of five years.

The Company also announced that consistent with the Company’s continuing focus on advanced stage exploration and development projects, effective March 21, 2011, Paul Dircksen was appointed as Chief Executive Officer and President in addition to continuing in his role as Executive Chairman of the Board.  As such, Mr. Dircksen will have responsibility for corporate planning and all exploration and development activities, reporting to the Board of Directors.  Randal Hardy will continue as the Chief Financial Officer of Timberline responsible for all financial, regulatory and investor activities.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence early in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.  The Company also holds Timberline Drilling, a wholly-owned subsidiary that provides diamond drilling services and cash flow from underground and surface contract drilling operations.

Timberline is listed on the NYSE Amex where it trades under the symbol “TLR” and on the TSX Venture Exchange where it trades under the symbol “TBR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing of the Company’s continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company’s ability to expand the South Eureka resource, the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, targeted dates for the South Eureka technical report and PEA, results of the Company’s drilling subsidiaries, possible growth of the Company and the Company’s expected operations, including potential development of an open pit extraction and run-of-mine heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," “target,” "intend", “are confident” and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to timing and completion of the Company’s South Eureka drilling program, risks related to the timing and completion of a PEA on South Eureka, risks related to timing of production for the Butte Highlands project, risks related to targeted production at South Eureka, risks related to resource and reserve estimates, and other factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:

Paul Dircksen, President & CEO

Randy Hardy, CFO
Phone: 208.664.4859

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